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Exhibit 21

Subsidiaries of the Company

        The following is a list of the Company's subsidiaries as of June 29, 2005

Name of Significant Subsidiary	Jurisdiction of Incorporation	Portion of Ownership Interests
Petronaft S.A.	Marshall Islands	100%
Emaroil Co.	Marshall Islands	100%
Sodinave Ltd.	Marshall Islands	100%
Golden Energy Management S.A	Marshall Islands	100%
Golden Energy Management S.A	Liberia	100%
Grand Prix Corp.	Marshall Islands	100%
Dahran Energy Shipping Limited	British Virgin Islands	100%
East Moon S.A.	Cayman Islands	100%
West Moon S.A.	Cayman Islands	100%
Georgia Marine Corp.	Cayman Islands	100%
Montana Marine Corp.	Cayman Islands	100%
Nevada Marine Corp.	Cayman Islands	100%
Flamenco Navigation Corp.	Cayman Islands	100%
Unique Navigation Corp.	Cayman Islands	100%
Wellington Shipping Company S.A.	Cayman Islands	100%
Lexington Shipping Company S.A.	Cayman Islands	100%
Mansey Financial S.A.	British Virgin Islands	100%
Ceco Financial Inc.	British Virgin Islands	100%

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  Exhibit 21
Subsidiaries of the Company